Exhibit 99.1

July 16, 2009

FOR IMMEDIATE RELEASE

Contact: Ms Miki Ito or Mr Daisuke Sekiguchi

TrainTracks Inc.

Phone: +81 (0)3 5738 4177 Fax: +81 (0)3 5738 4178

Email: ito@traintracks.jp, sekiguchi@traintracks.jp

JUPITER TELECOMMUNICATIONS ANNOUNCES

JUNE 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of June 30, 2009 served by J:COM’s 23 consolidated franchises reached approximately 3.22 million, up 459,600, or 16.7% since June 30, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.78 million, up 846,200 or 17.2% since June 30, 2008. The bundle ratio (average number of services received per subscribing household) was unchanged at 1.79 as of June 30, 2009 from June 30, 2008, due to the inclusion of Jyohoku New Media Co., Ltd. (Taito Cable Television) and former Mediatti group companies (Mediatti). The ratio excluding Taito Cable Television and Mediatti increased to 1.83 as of June 30, 2009 from 1.79 as of June 30, 2008. The cable television digital migration rate as of June 30, 2009 increased to 85% from 73% as of June 30, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  23 franchises; 48 systems:

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of June 30, 2009	2,574,600	1,536,400	1,666,200	5,777,200	3,219,200
	Digital: 2,178,400
As of June 30, 2008	2,245,500	1,280,600	1,404,900	4,931,000	2,759,600

Net year-over-year increase	329,100	255,800	261,300	846,200	459,600
Net increase as percentage	14.7%	20.0%	18.6%	17.2%	16.7%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving approximately 3.22 million subscribing households (as of June 30, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 12.47 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html